Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-257052 and No. 333-249723 on Form S-8 and S-8 POS, respectively, of our report dated March 15, 2022, relating to the consolidated financial statements and financial statement schedule of CarLotz, Inc appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/DELOITTE & TOUCHE LLP

Detroit, Michigan
March 15, 2022